UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: May 25, 2004

(Date of earliest event reported)

TIVO INC.

(exact name of registrant as specified in its charter)

Commission File: 000-27141

Delaware	77-0463167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

On May 25, 2004, we announced financial results for our first quarter ended April 30, 2004.

We added 264,000 subscriptions in the first quarter, more than three times the number of subscriptions added in the same quarter of last year. Total cumulative subscriptions grew to nearly 1.6 million, more than double the subscription base from a year ago. Of the 264,000 net new subscriptions added in the quarter, approximately 196,000 resulted from our relationship with DIRECTV, nearly five times the number of DIRECTV subscriptions added in Q1 of last year. The number of DIRECTV activations in the quarter was driven by increased product availability, the $99 price point, and a variety of promotional programs directed at the DIRECTV subscriber base. New TiVo Service subscriptions additions in the quarter were 68,000, an 84% increase compared to Q1 of last year.

Net revenues for the first quarter were $34.5 million. Of this amount, Service revenues were $22.2 million, which represents growth of 74% compared to the same quarter of last year. Net loss for the quarter was ($9.1) million, or ($0.11) per share, compared to a net loss of ($7.9) million, or ($0.12) per share, for the three months ended April 30, 2003.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	April 30, 2004	April 30, 2003
Service revenues	$22,159	$12,702
Technology revenues	3,015	3,366

Service and Technology revenues	25,174	16,068

Hardware sales	14,337	14,809
Rebates, rev share & other pmts to channel	(4,988)	(2,357)

Net revenues	34,523	28,520

Cost of service revenues	5,593	4,174
Cost of technology revenues	1,962	3,629
Cost of hardware sales	16,850	14,178

Gross margin	10,118	6,539

Research and development	8,999	5,472
Sales and marketing	5,600	3,999
General and administrative	4,239	3,778

Loss from operations	(8,720)	(6,710)

Interest and other income (expense), net	(329)	(1,160)
Provision for taxes	(18)	(12)

Net loss attributable to common stockholders	$(9,067)	$(7,882)

Net loss per common share - basic and diluted	$(0.11)	$(0.12)

Weighted average common shares used to calculate basic & diluted	79,800	64,021

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2004	January 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$138,360	$143,235
Accounts receivable, net	10,087	12,131
Inventories	5,154	8,566
Prepaid expenses and other	7,660	9,063
Intangible, property and equipment, net	10,423	10,896

Total assets	$171,684	$183,891

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$25,191	$31,967
Deferred revenue	80,679	80,287
Convertible notes payable, long term (Face Value $10,450)	6,430	6,005
Total stockholders’ equity	59,384	65,632

Liabilities & stockholders’ equity	$171,684	$183,891

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended
	April 30, 2004	April 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(9,067)	$(7,882)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	1,985	3,018
Working capital	(314)	(2,140)
Long-term prepaid assets and liabilities	664	(14)
Deferred revenue	392	1,444

Net cash provided by (used in) operating activities	(6,340)	(5,574)

Net cash used in investing activities	(750)	(407)

Net cash provided by financing activities	2,215	1,437

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	143,235	44,201
Balance at end of period	138,360	39,657

Net increase (decrease) in cash	$(4,875)	$(4,544)

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended
(Subscriptions in thousands)	April 30, 2004	April 30, 2003
TiVo Service	68	37
DIRECTV	196	42

Total Subscriptions Net Additions	264	79

TiVo Service	724	433
DIRECTV	872	270

Total Cumulative Subscriptions	1,596	703

% of TiVo Service Subscriptions paying recurring fees	42%	34%

Included in the 1,596,000 subscriptions are approximately 18,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results.” More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.
Date: May 25, 2004	By:	/s/ David H. Courtney
David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration (Principal Financial and Accounting Officer)